Exhibit 11.1



                ENERGY CONVERSION DEVICES, INC. and SUBSIDIARY

                  COMPUTATION OF EARNINGS (LOSSES) PER SHARE



                                                           1997            1996             1995*
                                                        ----------      ----------       -----------
PRIMARY
   Average shares outstanding                           10,729,802       9,370,841        8,003,742
   Dilutive stock options--based upon
      treasury stock method using average
      market price                                               0       1,515,067          886,020
                                                      ------------      ----------       ----------
         Total                                          10,729,802      10,885,908        8,889,762

   Net earnings (losses) as reported                  $(17,954,612)     $1,054,269       $5,605,664

         Per Share Amount                             $      (1.67)     $      .10       $      .63
                                                      =============     ==========       ==========

FULLY DILUTED
   Average shares outstanding                           10,729,802       9,370,841        8,003,742
   Dilutive stock options--based upon
      treasury stock method using ending
      market price                                               0       1,709,397        1,938,977
                                                      ------------      ----------       ----------
         Total                                          10,729,802      11,080,238        9,942,719

   Net earnings (losses) as reported                  $(17,954,612)     $1,054,269       $5,605,664

         Per Share Amount                                    (1.67)            .10              .56
                                                      =============     ==========       ==========




*  Restated.